Appvion Reports Fourth Quarter and Full-Year 2016 Results

APPLETON, Wis., March 13, 2017 /PRNewswire/ -- Appvion's 2016 operating income improved to $23.5 million from $10.5 million in 2015 as aggressive cost reductions combined with sales and volume growth and improved prices for its thermal products more than offset lower prices and shipment volume for its carbonless papers.

Appvion's fourth quarter 2016 net sales of $167.1 million were $2.3 million lower than fourth quarter 2015. Thermal papers net sales were $101.1 million which was $5.3 million higher than fourth quarter 2015. Carbonless papers net sales of $66.0 million declined $7.6 million compared to fourth quarter 2015.

Current quarter shipments of thermal papers gained more than 4% in fourth quarter 2016 compared to fourth quarter 2015. Shipments of tag, label and entertainment papers (TLE) were nearly 8% higher than in fourth quarter 2015, while shipments of receipt paper were essentially flat in fourth quarter 2016 compared to the same period in 2015.

Carbonless papers shipment volume in fourth quarter 2016 was approximately 5% lower than fourth quarter 2015. Specialty papers continued its strong growth with a volume increase of nearly 10% compared to fourth quarter 2015. Sequentially, carbonless volume was flat in fourth quarter 2016 compared to third quarter 2016.

Appvion recorded fourth quarter 2016 operating income of $6.7 million compared to operating income of $3.5 million for fourth quarter 2015. Current quarter operating income was positively impacted by the continued improvements in manufacturing, lower selling, general and administrative (SG&A) expenses and a $4.4 million mark-to-market favorable variance associated with the Company's retiree benefit plans compared to the same period last year. These favorable variances were partially offset by lower total volume, price, and product mix. In addition, the current quarter included $2.4 million in fees for advisory services supporting continuous profit improvement.

Appvion's net sales for full-year 2016 were $690.4 million; $9.7 million lower than 2015. Thermal papers 2016 shipment volume was approximately 6% higher than for 2015 with TLE volume increasing nearly 11% while receipt paper volume declined less than 1%. Full-year shipment volume for carbonless papers declined approximately 10% compared to 2015. Despite overall volume decline for the segment, specialty papers volume grew more than 13% compared to last year.

The Company reported operating income of $23.5 million for 2016 compared to operating income of $10.5 million for all of 2015. Factors that contributed to the year-on-year improvement included increased thermal papers volume, improved pricing and product mix in the thermal papers segment, continued improvements in operating performance, execution of cost-savings initiatives, lower SG&A expenses, and lower spending associated with the annual maintenance downtime taken at the Roaring Spring, Pennsylvania mill. The positive impact of those improvements was somewhat offset by lower volume and price in the carbonless papers segment and by unfavorable foreign currency exchange rates.

Operating Income - 2015	$10.5
Unfavorable shipment volumes	(13.4)
Favorable price and mix	3.2
Unfavorable foreign currency exchange	(2.5)
Favorable manufacturing costs	15.4
Lower SG&A and other	14.7
Consulting fees	(5.8)
Retiree benefit plan mark-to-market	1.4
Operating Income - 2016	$23.5
dollars in millions

Performance overview
Kevin Gilligan, Appvion's chief executive officer, said the Company's manufacturing operations and cost reduction initiatives, combined with lower SG&A spending, delivered $30.1 million in operating earnings improvement in 2016 compared to full-year 2015. He added that improved pricing, primarily for the company's receipt paper products, as well as a better product mix, increased earnings by $3.2 million compared to full-year 2015. However, those results were dampened by the continued strength of the U.S. dollar that negatively affected sales of the Company's thermal products and impacted earnings by $2.5 million compared to full-year 2015. Improving business performance has enabled the Company to deliver increased adjusted EBITDA on a sequential basis over each of the last three quarters of 2016.

"The success we achieved in 2016 reflects our focus on elements of the business over which we have the greatest control," Gilligan said. "Our manufacturing operations delivered a solid performance and we achieved significant objectives for our profit improvement and cost reduction initiatives." Gilligan added that full-year results from Appvion's thermal business segments were consistent with the company's outlook despite dynamic market conditions.

Sales and volume for thermal TLE products grew nearly 11% in 2016 compared to 2015. Gilligan noted that such growth reflects the Company's strategy to place greater focus on growth for thermal TLE products while working to improve the profitability of the thermal receipt paper business. Net sales for the Company's thermal receipt paper increased nearly 5% in 2016 compared to full-year 2015, while volume declined approximately 1% during that same period. Prices for thermal receipt paper improved during first half 2016, however, downward pressure on prices returned during second half 2016 and hindered the Company's efforts to improve the profitability of the product line.

Growth of the TLE product line also helped to counter the negative impact of declining demand and prices for carbonless paper. The Company's carbonless volume declined approximately 10% in 2016 compared to 2015 while carbonless sales dropped nearly 13%. However, the Company benefited from the 13% year-on-year volume growth for its specialty/digital product line that includes its kaBoom!® brand of colored papers and Triumph® brand of inkjet papers.

Gilligan also noted that as of October 3, 2016, Appvion fulfilled its contractual obligation for the Company's share of the costs associated with the cleanup of the Lower Fox River by making its last payment. The Company agreed to the settlement in September 2014 to resolve any additional potential costs associated with the cleanup of PCBs from the Fox River.

Fourth Quarter and Full Year Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Thermal Papers	$ 101.1	$ 95.8	$ 3.1	$ 0.8
Carbonless Papers	66.0	73.6	4.0	5.0
Other (Unallocated)	--	--	(0.4)	(2.3)
	$ 167.1	$ 169.4	$ 6.7	$ 3.5

	Net Sales for the		Operating Income (Loss) for the
	Twelve Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Thermal Papers	$ 405.5	$ 372.8	$ 14.3	$ (5.8)
Carbonless Papers	284.9	327.2	17.3	26.7
Other (Unallocated)	--	--	(8.1)	(10.4)
	$ 690.4	$ 700.0	$ 23.5	$ 10.5

Thermal Papers
Fourth quarter 2016 thermal papers net sales totaled $101.1 million compared to net sales of $95.8 million for fourth quarter 2015. Fourth quarter 2016 operating income was $3.1 million compared to fourth quarter 2015 operating income of $0.8 million, an increase of $2.3 million. Higher shipment volumes positively impacted fourth quarter earnings by $1.1 million. Favorable pricing and product mix contributed $1.1 million. In addition, the thermal papers segment had lower SG&A of $0.5 million and a $1.3 million mark-to-market favorable variance associated with the Company's retiree benefit plans compared to fourth quarter 2015. Operating performance slightly offset these improvements with an unfavorable variance of $1.7 million, most of which resulted from advisory services supporting continuous profit improvement, in fourth quarter 2016 compared to the same quarter in 2015.

During 2016, thermal papers net sales totaled $405.5 million, an increase of $32.7 million compared to the full-year 2015. Operating income for 2016 was $14.3 million compared to an operating loss of $5.8 million for the segment during 2015, an increase of $20.1 million. Higher shipment volumes positively impacted full- year 2016 earnings by $5.2 million. Favorable pricing and product mix added $10.0 million. That gain was offset $1.9 million by the negative impact of unfavorable foreign currency exchange rates. Continued improvements in operating performance and execution of cost-savings initiatives added $4.7 million to earnings. Lower SG&A expenses and other spending had a favorable variance of $1.9 million compared to 2015. In addition, the thermal papers segment had a $0.2 million mark-to-market favorable variance associated with the Company's retiree benefit plans compared to 2015.

Carbonless Papers
Fourth quarter 2016 carbonless papers net sales totaled $66.0 million, a decrease of $7.6 million compared to the same period in 2015. In fourth quarter 2016, carbonless papers recorded operating income of $4.0 million compared to operating income of $5.0 million reported for fourth quarter 2015. Fourth quarter 2016 earnings were $2.3 million lower compared to fourth quarter 2015 due to lower shipment volumes and a $3.7 million negative impact due to unfavorable pricing and product mix. Continued improvements in operating performance and execution of cost-savings initiatives, as well as lower SG&A expenses and other spending, added $2.2 million to fourth quarter 2016 earnings compared to the same quarter last year. In addition, the carbonless papers segment had a $2.8 million mark-to-market favorable variance associated with the Company's retiree benefit plans compared to the same period year last year.

During 2016, carbonless net sales totaled $284.9 million, a decrease of 12.9% compared to full-year 2015. Operating income for the carbonless segment in 2016 was $17.3 million compared to $26.7 million in 2015. Current year results included a $1.0 mark-to-market favorable variance associated with the Company's retiree benefit plans compared to last year.

Other (Unallocated)
Unallocated corporate charges for 2016 totaled $8.1 million compared to $10.4 million for 2015. Current year expenses included $5.8 million in fees for advisory services supporting continuous profit improvement, of which $1.6 million was included in unallocated expenses. Of the remaining expenses, $2.3 million was allocated to the thermal papers segment and $1.9 million was allocated to the carbonless papers segment.

Balance Sheet
At the end of 2016, the Company held cash balances of $6.4 million compared to cash balances of $1.8 million at year-end 2015. Net debt was $432.1 million compared to $413.5 million at year-end 2015.

Outlook
Gilligan said the Company will focus on extending its strong operational performance and expand the scope and benefits of the rigorous profit improvement process implemented in 2016. The Company expects that market demand that drove strong growth of its thermal TLE products throughout 2016 may be slightly lower for first quarter 2017 due to strong order volume at the end of 2016. Similarly, demand for the Company's thermal receipt paper in the first quarter 2017 is expected to be softened by strong order demand that occurred in fourth quarter 2016. The Company expects pricing for thermal receipt paper to remain competitive in first quarter 2017. The Company has announced a 5 to 7% price increase for its thermal receipt paper effective April 10.

The Company expects the decline in carbonless volume to be consistent with historical market decline trends. Appvion expects to see benefits from the 6% price increase for carbonless sheets the Company implemented January 30 and the announced 6% increase for carbonless rolls and security products that will be effective March 20. To expand and accelerate the strong growth of its specialty/digital product line, the Company recently added experienced marketing and technical leaders to the product team.

Gilligan also noted that the Company anticipates a slight increase in the rate of inflation during 2017 and the Company expects to counter the impact of that increase through a combination of operational excellence and ongoing profit improvement processes. He stated that the Company has identified a pipeline of cost improvement projects and has implemented rigorous management processes to ensure the Company achieves its $25 million savings target for 2017. At the same time, the Company is committed to achieving an annual run rate of $45 million from profit improvement projects by the end of 2017.

Earnings release conference call
Appvion will host a conference call to discuss its fourth quarter and full-year 2016 results on Tuesday, March 14, 2017, at 11:00 a.m. ET. The call will be broadcast live over the internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	December 31, 2016	January 2, 2016

Net sales	$ 167.1	$ 169.4
Cost of sales	138.8	138.3

Gross profit	28.3	31.1

Selling, general and administrative expenses	21.6	27.6

Operating income	6.7	3.5

Other expense
Interest expense, net	10.0	9.6
Foreign exchange loss	0.7	0.2
Other expense	0.3	0.2
Loss from continuing operations before income taxes	(4.3)	(6.5)
Provision for income taxes	0.2	--

Loss from continuing operations	(4.5)	(6.5)

Discontinued operations
Income from discontinued operations	--	--
Gain on sale	--	(0.2)

Net (loss) income	$ (4.5)	$ (6.7)

Other Financial Data:
Depreciation and amortization from continuing operations	$ 6.9	$ 6.2

Table 2

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Twelve Months Ended	For the Twelve Months Ended
	December 31, 2016	January 2, 2016

Net sales	$ 690.4	$ 700.0
Cost of sales	566.3	576.4

Gross profit	124.1	123.6

Selling, general and administrative expenses	100.6	113.1

Operating income	23.5	10.5

Other expense
Interest expense, net	40.6	46.0
Debt Modification/Extinguishment Expense	--	3.6
Foreign exchange loss	0.5	1.6
Other expense	1.0	1.0

Loss from continuing operations before income taxes	(18.6)	(41.7)
Provision for income taxes	0.4	0.2

Loss from continuing operations	(19.0)	(41.9)

Discontinued operations
Income from discontinued operations	--	11.8
Gain on sale	--	188.7

Net (loss) income	$ (19.0)	$ 158.6

Other Financial Data:

Depreciation and amortization from continuing operations	$ 26.8	$ 26.8

Table 3

Appvion, Inc. Condensed Consolidated Balance Sheets (dollars in millions) (unaudited)

	December 31, 2016	January 2, 2016

Cash and cash equivalents	$ 6.4	$ 1.8
Accounts receivable	41.3	41.6
Inventories	86.4	87.2
Other current assets	4.5	4.7
Total current assets	138.6	135.3

Property, plant and equipment, net	206.4	214.9

Other long-term assets	42.2	48.2

Total assets	$ 387.2	$ 398.4

Accounts payable	$ 49.4	$ 51.1
Other current liabilities	49.2	53.4
Total current liabilities	98.6	104.5

Long-term debt	437.5	413.8

Other long-term liabilities	163.4	163.6
Total equity	(312.3)	(283.5)

Total liabilities & equity	$ 387.2	$ 398.4

Table 4

Appvion, Inc.
Adjusted EBITDA

	For the Three Months Ended	For the Three Months Ended	For the Twelve Months Ended	For the Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Net (loss) income	$ (4.5)	$ (6.7)	$ (19.0)	$ 158.6
Loss (income) from discontinued operations	--	0.2	--	(200.5)

Loss from continuing operations	(4.5)	(6.5)	(19.0)	(41.9)

Add:
Interest expense, net	10.0	9.6	40.6	46.0
Provision for income taxes	0.2	--	0.4	0.2
Depreciation	6.3	5.6	24.2	24.5
Amortization	0.6	0.6	2.6	2.3
Debt extinguishment expense	--	--	--	3.6
Foreign exchange loss (gain)	0.7	0.2	0.5	1.6
Other expense	0.2	0.2	1.1	1.0

EBITDA	13.5	9.7	50.4	37.3

Repair recovery boiler at SPG	--	1.6	--	3.7
Mark-to-market accounting for retiree benefits expense	0.1	4.6	2.0	3.5
Severance	0.1	0.3	0.3	3.1
Consulting & other legal fees	2.4	--	5.8	--
ESOP contributions and issuances	1.1	1.3	3.2	3.8

Adjusted EBITDA	$ 17.2	$ 17.5	$ 61.7	$ 51.4

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com